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                                                                    Exhibit 23.3



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-4 of CTS Corporation dated December 21, 2004, of our report dated August 16, 2002, except for the restatement for discontinued operations as described in the second paragraph of note 3 to the consolidated financial statements, which is as of September 24, 2003, with respect to the consolidated statements of operations, cash flows and stockholders' equity and comprehensive income (loss) of SMTEK International, Inc. and subsidiaries for the year ended June 30, 2002, which report appears in the June 25, 2004 annual report on Form 10-K of SMTEK International, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.



/s/      KPMG LLP



Los Angeles, California
December 20, 2004